Exhibit 99.2

PERSONAL AND CONFIDENTIAL

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE

REGIONS FINANCIAL CORPORATION 2006 LONG TERM

INCENTIVE PLAN

You are hereby informed that on April 24, 2007 Regions Financial Corporation granted you an Award of Restricted Stock as specifically detailed in the grant notice you recently received.

This Award was granted under the Regions Financial Corporation 2006 Long Term Incentive Plan (the Plan), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This document sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to your Restricted Stock. References to defined terms in the Plan are capitalized in this Award Agreement. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are obtainable by logging on to Wealthviews. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan will control.

Unless you choose to include the value of your Restricted Stock Award in your current year tax return, there are no current year tax implications of this grant. If you decide to include the value of the Award in your current tax return, you must file a special so-called “Section 83(b) election” with the IRS within 30 days after the date of the Award. In deciding whether to make this election, you should note that the Fair Market Value of our common stock on the New York Stock Exchange on the date of your Award, April 24, 2007 was $35.135 per share. If you are considering doing this, you should consult the Prospectus for additional information. The prospectus contains, among other things, an explanation of certain federal income tax consequences and is current as of the date of the prospectus. However, since tax laws often change, you should consult your tax advisor for current information at any given time. You agree you will promptly notify the Company of any election that you make pursuant to Section 83(b) of the Internal Revenue Code.

The Grant Date of your Restricted Stock is April 24, 2007. The period of restriction begins on the Grant Date and ends on the third anniversary of the Grant Date, at which time all restrictions will lapse, the Award will be fully vested, and the shares will be released to your control. During the period of restriction, your Restricted Stock will be held in the Plan in book-entry form. Restrictions applicable to this grant are set forth in the Plan. You may request a stock certificate for vested shares after the restrictions lapse.

During the period of restriction, you will have the right to vote these shares and will receive any dividends declared on them. If at the end of the period of restriction you are still employed by Regions, and upon compliance with any other applicable requirements of the Plan, such as tax payment or withholding, the restrictions will lapse and the stock will be released to you as provided in the Plan.

Upon the lapse of restrictions you may elect to satisfy any federal tax withholding requirements in whole or in part by having shares withheld that would otherwise be released to you, to the extent and in the manner allowed by the Plan.

If, during the period of restriction, your employment with Regions is terminated for reasons other than death, Disability, retirement at or after age 60 with 20 years service or at or after age 65, or without Cause within 24 months of a Change in Control, your Restricted Stock is forfeited. If you terminate employment with Regions during the period of restriction due to death or Disability, any restriction periods and restrictions imposed upon your Restricted Stock will lapse. In the event of termination of your employment without Cause within 24 months of the occurrence of a Change in Control, unless otherwise specifically prohibited by applicable laws, rules or regulations, any restriction periods and restrictions imposed upon your Restricted Stock will lapse. If you retire at or after age 60 with 20 years of service or at or after age 65, then the restrictions imposed upon a pro rata portion of your Restricted Stock will lapse according to the following formula: The portion that becomes vested, earned and nonforfeitable shall equal the number of shares of Restricted Stock granted and subject to this Agreement times the ratio of (i) the number of full months that have elapsed from the Grant Date to the date of your retirement, to (ii) 36.

By accepting signing this Award Agreement, you acknowledge that you accept this grant of Restricted Stock on the terms and conditions set forth in this Agreement and you further acknowledge and agree as follows: (1) That this Agreement sets forth the entire agreement of Regions and you relating to the subject matter of this memorandum and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein; (3) that no provision of this Agreement may be amended, modified or waived unless such amendment, modifications or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing signed by an officer of the Corporation actually authorized to do so, and (4) that this Agreement is binding on the Company’s and your successors and assigns. You also agree that the Company, the Board and the Committee, in their oversight and conduct of the business and affairs of the Company, may in good faith cause the Company to act or fail to act in a way that prevents the restricted stock from vesting. This agreement is not intended to and will not be interpreted to impose any liability upon the Company, the Board, the Committee or any officer, agent or employee of the Company for any forfeiture of restricted stock that results from such action or omission.

I congratulate you on your award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

By:
Name:
Title:

[Date]

[Name and Address]

Dear

Pursuant to the terms and conditions of the Regions Financial Corporation 2006 Long Term Incentive Plan (the ‘Plan’), you have been granted a                          Award for          shares of stock as outlined below.

Granted To:

Grant Date:
Granted:
Grant Price:

Vesting Schedule:

Listed below are instructions for accessing the Wealthviews Web site https://www.wealthviews.com/RF to review and accept your grant agreements.

1.	Access the Wealthviews site using the URL above and sign in with your ID (social security number without dashes)/PIN (last six digits of your social security number).

2.	In the left panel, click Grant History. (In Grant History, new grants will display a status of pending.)

3.	Click the Pending link for the new grant you wish to accept, and the grant agreement will appear.

4.	Verify grant data in the top frame, and thoroughly read the grant agreement in the center.

5.	To print a copy of the agreement, right-click your mouse before accepting the grant.

6.	To accept the grant data and the conditions of the agreement, click “I Accept this Grant.”